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                                                                     EXHIBIT 8.1






                               October 19, 1999


Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 2300
Seattle, Washington 91804


        Re:     Certain Federal Income Tax Considerations
                -----------------------------------------

Ladies and Gentlemen:

               We have acted as special tax counsel for Plum Creek Timber Com-pany, Inc., a Delaware corporation ("Plum Creek," and together with the subsidiary corporations, partnerships, and limited liability companies in which Plum Creek owns a direct or indirect interest, the "Company"), in connection with the offering for sale by Plum Creek of shares of its common stock, par value $0.01 per share (the "Shares"), pursuant to the Registration Statement on Form S-3 (No. 333-84519), filed by the Company with the Securities Exchange Commission (the "SEC") on August 4, 1999, as amended (the "Registration Statement").(1)

               In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the private letter rulings, dated January 12, 1999 and April 8, 1999, issued by the Internal Revenue Service to the



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(1)     Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement, as amended to date.


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Plum Creek Timber Company
October 19, 1999
Page 2


Plum Creek Timber Company, L.P. (the "Partnership") relating to the tax conse-quences of certain transactions that effected the combination of the Partnership and the Company, and the operation of the Company as a REIT (the "Rulings"), and such other materials as we have deemed necessary or appropriate as a basis for our opinion, including certificates (the "Certificates") executed by appointed officers of the Company relating to, among other things, the proposed operations of the Company (the Certificates, together with the Registration Statement, the "Documents"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the Documents and the statements and representations made by the Company.

               In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed by parties other than the Company, we have assumed that such parties had, or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, and others.

               In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and the Rulings, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.



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Plum Creek Timber Company
October 19, 1999
Page 3


               Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Prospectus under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Shares, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of Shares under current law.

               Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or foreign, of the issuance of Shares, or any transaction related thereto.

               This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent change in applicable law.

                                       Very truly yours,


                                       Skadden, Arps, Slate, Meagher & Flom LLP